EXHIBIT 4.4

LOCK-UP AGREEMENT

THIS  LOCK-UP AGREEMENT (this "Agreement") is dated as of May 29, 2008 by and among Astrata Group Incorporated, a Nevada corporation (the "Company"), the holders of certain warrants issued by the Company (the “Warrantholders”) and the holders of outstanding shares of preferred stock of the Company (the “Preferredholders”) listed on Schedule A attached hereto.  The Warrantholders and the Preferredholders are collectively referred to herein as the “Shareholders”.

WHEREAS, to induce the Company and the Shareholders to enter into the Warrant Amendment Agreement and Warrant Exchange Agreement, as applicable, each dated as of the date hereof (collectively, the “Transaction Agreements”), the Shareholders have agreed not to sell any shares of the Company’s common stock, $0.0001 par value per share (the "Common Stock"), issuable upon conversion of the shares of Series C Convertible Preferred Stock (the “Conversion Shares”) issued pursuant to the Transaction Agreements, except in accordance with the terms and conditions set forth herein.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Transaction Agreements.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.    Restriction on Transfer; Term.  The Shareholders hereby agree with the Company that the Shareholders will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, any of the Conversion Shares from the period commencing on the Closing Date and expiring on the date that is twelve (12) months following the Closing Date (the “Period”).  During the twelve (12) months following the Period, no Shareholder shall sell more than one-twelfth (1/12th) of their total holdings of Conversion Shares during any one (1) month period.

2.           Short Sales.  Each Shareholder covenants that neither it nor any affiliates acting on its behalf or pursuant to any understanding with it will execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act for a period of twenty-four (24) months following the Closing Date.

3.           Legend.  Notwithstanding the terms of this Agreement, during the Period herein described, each stock certificate evidencing shares of Common Stock held by the Shareholders shall be stamped or imprinted with a legend in substantially the following form:

THE SALE, ASSIGNMENT, TRANSFER OR DISPOSITION OF THESE SHARES OF COMMON STOCK ARE RESTRICTED BY, AND MAY ONLY BE SOLD, ASSIGNED, TRANSFERRED OR DISPOSED OF IN ACCORDANCE WITH, THE TERMS OF AN  LOCK-UP AGREEMENT DATED AS OF MAY 29, 2008 AMONG ASTRATA GROUP INCORPORATED AND THE SHAREHOLDERS NAMED THEREIN.

The Company agrees that if a transferee in a sale, assignment, transfer, hypothecation, pledge or disposition of any shares of Common Stock by a Shareholder does not agree in writing to be bound by the terms of this Agreement, such sale, assignment, hypothecation, pledge or disposition shall be null and void and invalidated by the Company.

4.           Ownership. During the Period, the Shareholders shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

5.           Company and Transfer Agent.  The Company shall provide a fully executed copy of this Agreement to its transfer agent.  The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement.

6.           Notices.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows:  (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 6), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

                                If to the Company:

Astrata Group Incorporated
940 South Coast Drive, Suite 215,
Costa Mesa, California 92626
Attention: Chief Executive Officer
Tel. No.: (714) 641-1512
Fax No.:  (___) ___-____

With copies to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Attention: Richard I. Anslow, Esq.
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

and to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Christopher S. Auguste
Tel No.: (212) 715-9100
Fax No.: (212) 715-8000

If to any of the Shareholders, addressed to such Shareholder at:

c/o Astrata Group Incorporated
Astrata Group Incorporated
940 South Coast Drive, Suite 215,
Costa Mesa, California 92626
Attention: Chief Executive Officer
Tel. No.: (714) 641-1512
Fax No.:  (___) ___-____

With copies to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Attention: Richard I. Anslow, Esq.
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

or to such other address as any party may specify by notice given to the other party in accordance with this Section 6.

7.           Amendment.  This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

8.           Entire Agreement.  This Agreement contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction.  This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

10.           Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 5.

11.           Severability.  The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

12.           Binding Effect; Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.           Headings.  The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.  Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.  References to the singular shall include the plural and vice versa.

14.   Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document.  This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

ASTRATA GROUP INCORPORATED

By: /s/ Martin George Euler
Name: Martin George Euler
Title: Chief Executive Officer

SHAREHOLDER:

By:__________________________________
Name: Title:

Schedule A

Shareholders
Vision Opportunity Master Fund Ltd.
Vision Opportunity China Fund Limited
Pointe Capital Ltd.
Wick Trust
Infomax Company Ltd.
Martin Euler
Seth Mankin
William Corn
Anthony Harrison
Robin Littau
Westmister Securities
Robert Onesti
Cody Corrubia
Todd DeMatteo
Dominick & Dominick